EXHIBIT 99.2

UNAUDITED PRO FORMA CONSOLIDATED
FINANCIAL INFORMATION

Introduction

The following tables present unaudited pro forma consolidated financial information of Sun Healthcare Group, Inc. (“Sun”) for the three months ended March 31, 2007. The tables and financial information contained herein are considered supplemental to our pro forma information included in our March 12, 2007 Form 8-K filing (the “March 12th 8-K”) with the Securities and Exchange Commission (the “SEC”). Please refer to the March 12th 8-K for further information.

The unaudited pro forma consolidated financial information relates to the following transactions:

1.  the acquisition of Harborside Healthcare Corporation (“Harborside”);

2.  entering into new credit facilities, the issuance of senior subordinated notes and the refinancing of outstanding indebtedness of Sun and of Harborside (collectively, the “Acquisition Financing Transactions”), all in connection with the acquisition of Harborside; and

3.  acquisitions to be made by Harborside (collectively, the “Harborside Transactions”), consisting of (a) the acquisition of the real estate underlying five facilities in Connecticut (the “Moffie Portfolio”) that at March 31, 2007 were leased and operated by Harborside for a net purchase price of $61.7 million, pursuant to the exercise of a purchase option, which closed, as to four facilities, in the second quarter of 2007 (the purchase of the fifth facility is expected to be completed in the third quarter of 2007); and (b) the proposed acquisition of the real estate underlying four facilities in Massachusetts (the “NHP Portfolio”) that at March 31, 2007 were leased and operated by Harborside for a net purchase price of $20.6 million, pursuant to the exercise of a purchase option, which is expected to close in the fourth quarter of 2007.

The unaudited pro forma consolidated statement of operations for the three months ended March 31, 2007 gives effect to the Harborside acquisition, the Acquisition Financing Transactions and all the Harborside Transactions as if they had occurred on January 1, 2006.

Sun and Harborside have had no intercompany activity that would require elimination in preparing the unaudited pro forma consolidated financial information.

The pro forma adjustments and the resulting unaudited pro forma consolidated statement of operations were prepared based on available information and certain assumptions and estimates described in the notes to the unaudited pro forma consolidated financial information.

The unaudited pro forma consolidated statement of operations does not purport to represent what our results of operations would have been had the acquisition of Harborside, the Acquisition Financing Transactions and the Harborside Transactions occurred on the date indicated or to project our results of operations for any future period. Furthermore, the unaudited pro forma consolidated statement of operations does not reflect changes which may occur as a result of activities after the acquisition of Harborside. The unaudited pro forma consolidated statement of operations should be read in conjunction with Harborside’s consolidated financial statements and related notes filed with the SEC in reports on Form 8-K on March 12, 2007 and on July 11, 2007, and our financial statements filed with the SEC in both our annual report on Form 10-K/A for the year ended December 31, 2006 and our quarterly report on Form 10-Q for the quarter ended March 31, 2007.

Unaudited Pro Forma Consolidated Statement of Operations
For the Three Months Ended March 31, 2007
(in thousands, except per share data)

							Pro Forma
			Moffie and				Combined
	As Reported	As Reported	NHP Purchase	Transaction			Sun and
	Sun	Harborside	Options	Adjustments			Harborside

Total net revenues	$273,569	$165,350	$-	$42	(2a	)	$438,961
Costs and expenses:
Operating salaries and benefits	156,426	93,266	-	(1,465)	(2a	)
				(1,000)	(2b	)	247,227
Self-insurance for workers’ compensation
and general and professional liability
insurance	10,564	1,932	-	1,621	(2a	)	14,117
Operating administrative expenses	7,591	-	-	-			7,591
Other operating costs	56,612	40,055	-	(2,496)	(2a	)	94,171
Facility rent expense	14,379	7,308	(2,475)	(374)	(2a	)	18,838
General and administrative expenses	12,832	6,805	-	358	(2a	)	19,995
Depreciation and amortization	3,920	5,447	846	(429)	(2a	)	9,784
Provision for losses on accounts receivable	2,440	7,940	-	2,398	(2a	)	12,778
Interest, net	2,059	4,763	1,644	7,066	(3c	)
				429	(2a	)
				(534)	(3b	)
				614	(3a	)	16,041
Management fee	-	275	-	(275)	(2c	)	-
Diligence costs	-	192	-	(192)	(2c	)	-
Minority interest	-	57	-	-			57
Loss on extinguishment of debt, net	19	-	-	-			19
Loss on sale of assets, net	7	-	-	-			7
Total costs and expenses	266,849	168,040	15	5,721			440,625

Income (loss) before income taxes and
discontinued operations	6,720	(2,690)	(15)	(5,679)			(1,664)
Income tax expense (benefit)	2,368	(820)	-	(2,134)	(2d	)	(586)
Income (loss) from continuing operations	$4,352	$(1,870)	$(15)	$(3,545)			$(1,078)

Earnings (loss) per common and common
equivalent share based on income from
continuing operations
Basic and Diluted	$0.10						$(0.03)

Weighted average number of common and
Common equivalent shares outstanding:
Basic	42,908						42,908
Diluted	43,889						43,889

See Notes to Unaudited Pro Forma Consolidated Financial Information

Notes to Unaudited Pro Forma Consolidated Financial Information

1.  Basis of Pro Forma Presentation

          On October 19, 2006, Sun announced that it entered into a definitive agreement to acquire Harborside in a transaction in which Sun would pay approximately $349 million in cash for all of Harborside’s outstanding stock and to refinance or assume Harborside’s debt of approximately $241 million. The information contained herein is considered supplemental to our pro forma information included in the March 12th 8-K. Please refer to the March 12th 8-K for further information.

2.  Transaction Adjustments

          Pro forma transaction adjustments are necessary to reflect the impact of adjustments in the current period which pertain to prior periods and to reflect other transactions directly related to the proposed transaction.

          The accompanying unaudited pro forma consolidated statement of operations reflects the following pro forma adjustments (in thousands):

(a)	To reclassify Harborside’s financial statement presentation to conform to Sun’s financial statement presentation:

(b)
To adjust operating salaries and benefits in the three months ended March 31, 2007 for estimated net decreases in operating expenses. Positions at Harborside’s corporate office and certain regional positions have been eliminated for an estimated net savings for the quarter of approximately $1,000. The annual estimated net savings from the elimination of positions at Harborside’s corporate and regional offices are estimated to be approximately $8,672. Sun may be unable to fully realize these estimated net cost savings.

(c)
To eliminate the management fee paid to Investcorp International Inc., (an affiliate of which was a major stockholder of Harborside prior to the acquisition by Sun) by Harborside of $275 in addition to the diligence costs incurred by Harborside of $192 in connection with the acquisition, both of which were recorded in the first quarter of 2007.

(d)	To reflect the tax provision at an effective rate of 35%, consistent with Sun’s current estimated effective tax rate.

3.  Acquisition Financing Adjustments

          Certain pro forma adjustments have been made to reflect financing transactions associated with the proposed transaction. Sun entered into the financing transactions to acquire Harborside and refinance the outstanding balance on Harborside's existing credit facility (in thousands):

(a)	To record the payments to be made from the proceeds of the new indebtedness:

Sources:

	Borrowings:
	Senior term loan		$310,000
	Delayed draw senior term loan (1)		55,000
	Senior revolving loan		-
	Senior subordinated notes		200,000
			565,000
	Cash:
	Existing cash at Harborside		25,999
	Existing cash at Sun		80,143
			106,142

	Subtotal		671,142

Uses:
	Refinance existing debt - Sun (2)	$10,000
	Refinance existing debt - Harborside	218,000
	Cash payment for Moffie equity, net	31,680
	Cash payment for NHP equity, net	20,600
	Financing fees (3)	17,520
	Subtotal	297,800	(297,800)
			373,342
	Remaining funds available for Harborside merger:
	Cash payment for Harborside equity	349,400
	Estimated direct transaction costs	23,942	(373,342)
		$373,342	$-

(1)
Includes borrowing of $31,680 (which is in addition to the $30,033 of indebtedness being assumed) to purchase Moffie Portfolio, $20,600 to purchase NHP Portfolio and the remaining of $2,720 to purchase Harborside.

(2)	Refinanced Sun debt includes $10,000 of current portion of long term debt.

(3)
Financing fees include $11,777 related to the revolving credit facility with a term of six years and the senior term loan with a term of 7 years, and $5,743 related to the senior subordinated notes with a term of 8 years. Such fees would be amortized and included as part of interest expense in the amount of $614 for the pro forma statement of operations for the three months ended March 31, 2007.

(b)
To reflect the non-cash write-off of deferred loan costs associated with the refinancing of existing indebtedness of both Sun and Harborside and to record the related reduction in interest expense of $534 for the amounts that had been amortized for the three months ended March 31, 2007.

(c)	To record pro forma interest expense based upon an assumed debt structure as follows:

			Three Months Ended
	Blended		March 31,
	Interest Rate	Debt	2007

Pro Forma Debt,
including
capital leases,
at closing	8.00%	$776,845	$15,532
Sun historical interest costs			2,059
Harborside historical interest costs, including
adjustments for the Harborside Transactions			6,407
Adjustment to interest expense, net			$7,066

          The interest expense calculation presented above uses the LIBOR rate effective as of March 31, 2007, which was 5.35%, to determine the interest rate applied to the borrowings under the new senior credit facilities. The pro forma cash interest does not include the net impact of amortization of deferred financing costs of $614 for the three months ended March 31, 2007. Each 0.125% increase or decrease in interest rate on debt expected to be issued in connection with the transaction would result in an annual interest expense increase or decrease, respectively, of $769.